SETTLEMENT AGREEMENT


               This Settlement Agreement is made and entered into as of February 2, 1999, between Paragon Trade Brands, Inc., a Delaware corporation, debtor and debtor in possession ("Paragon"), and The Procter & Gamble Company, an Ohio corporation ("P&G").


                              W I T N E S S E T H:

               WHEREAS, Paragon and P&G are partie to an action entitled THE PROCTER & GAMBLE COMPANY V. PARAGON TRADE BRANDS, INC., C.A. No. 94-16 (LON), filed in the United States District Court for the District of Delaware (the "Action"), in which, among other things (a) an Opinion and Judgment was issued on December 30, 1997, and entered on the court's docket on January 6, 1998, in favor of P&G and against Paragon; a Money Judgment was entered on June 2, 1998; and a Permanent Injunction was entered on June 2, 1998 (collectively, the "Final Judgment"); and (b) an Opinion and Order was entered on August 4, 1998 (as more fully defined below, the "Rule 59 Denial"), denying Paragon's motion pursuant to Fed. R. Civ. P. 59;

               WHEREAS, Paragon has appealed both the Final Judgment and the Rule 59 Denial;

               WHEREAS, on January 6, 1998, Paragon filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division, which chapter 11 case currently is pending;

               WHEREAS, on or about June 5, 1998, P&G filed a proof of claim (the "Bankruptcy Claim") in Paragon's chapter 11 case asserting, among other things, both unsecured prepetition claims in excess of $1.8 billion (without trebling) and unsecured administrative claims in excess of $300 million (without trebling) against Paragon in respect of Paragon's alleged infringement of certain P&G patents;

               WHEREAS, P&G served a motion, dated September 22, 1998, in the United States District Court for the District of Delaware for a finding of contempt against Paragon regarding the Permanent Injunction entered by that court on June 2, 1998, which motion Paragon is opposing;

               WHEREAS, Paragon and P&G have agreed to effectuate a settlement of the claims and disputes relating to the Bankruptcy Claim and as otherwise set forth in the Ancillary Agreements (as defined below) in accordance with the terms and conditions set forth herein; and

               WHEREAS, this Settlement Agreement is essential to, and an integral part of, Paragon's efforts to emerge successfully from its chapter 11 case;

               NOW, THEREFORE, for good and valuable consideration, and in order to settle the Bankruptcy Claim and as otherwise set forth in the Ancillary Agreements, and to facilitate Paragon's expeditious and effective reorganization, the parties hereto agree as follows:

        1. DEFINITIONS. In addition to such other terms as are defined in other sections of this Settlement Agreement, the following terms (which appear in the Settlement Agreement as capitalized terms) have the following meanings as used in the Settlement Agreement:

               1.1. "Action" shall have the meaning ascribed to such term in the first "WHEREAS" clause of this Settlement Agreement.

               1.2. "Administrative Expense Claim" means a Claim for costs and expenses of administration that is entitled to administrative expense priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code.

               1.3. "Affiliate" means any Entity that is (a) an affiliate as such term is defined in section 101(2) of the Bankruptcy Code, (b) an existing or future direct or indirect subsidiary or parent corporation of Paragon or P&G (as the case may be), or (c) an existing or future joint venture or general or limited partnership in which (i) Paragon or P&G (as the case may be) or any existing or future direct or indirect subsidiary or parent corporation of Paragon or P&G (as the case may be) is a joint venturer or general or limited partner, as the case may be, or (ii) a joint venture or general or limited partnership in which Paragon or P&G (as the case may be) is a joint venturer or general or limited partner, as the case may be. The defined term "Affiliate" also includes all successors and assigns of each of the foregoing.

               1.4. "Allowed Claim" means any Claim (a) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court and (i) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, order of the Bankruptcy Court, or any plan of reorganization for the Debtor, or (ii) as to which an objection has been interposed, to the extent such Claim has been allowed by a Final Order, (b) if no proof of which was so filed, which has been listed by the Debtor in its schedules of assets and liabilities filed with the Bankruptcy Court (as amended from time to time) as liquidated in amount and not disputed or contingent as to liability, or (c) arising from the recovery of property under section 550 or 553 of the Bankruptcy Code and allowed in accordance with section 502(h) of the Bankruptcy Code.

               1.5. "Ancillary Agreements" means the P&G Licenses annexed hereto as Exhibit A, the Paragon Release annexed hereto as Exhibit B, and the P&G Release annexed hereto as Exhibit C.

               1.6. "Appeal" means that certain appeal taken by Paragon from the Final Judgment and Rule 59 Denial, which appeal is evidenced by Paragon's Notice of Appeal, filed July 2, 1998, and Paragon's Amendment to Notice of Appeal, filed August 4, 1998, which appeal is docketed in the United States Court of Appeals for the Federal Circuit as No.
98-1480.

               1.7. "Bankruptcy Claim" shall have the meaning ascribed to such term in the fourth "WHEREAS" clause of this Settlement Agreement.

               1.8. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, 11 U.S.C. Sections 101, ET seq., as the same was in effect on the Petition Date, as amended by any amendments applicable to the Chapter 11 Case.

               1.9. "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division, or, to the extent that such court ceases to exercise jurisdiction over the Chapter 11 Case, such other court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case.

               1.10. "Bankruptcy Court Approval Order" means an order (which may be a Confirmation Order) of the Bankruptcy Court approving this Settlement Agreement and the Ancillary Agreements pursuant to, INTER ALIA, Bankruptcy Rule 9019 and Bankruptcy Code sections 105, 363, 365, 1123 and/or 1129.

               1.11. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, effective August 1, 1991, in accordance with the provisions of 28 U.S.C. ss. 2075, as now in effect or hereafter amended.

               1.12. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as such term is defined in Bankruptcy Rule 9006(a)).

               1.13. "Chapter 11 Case" means Paragon's case pending in the Bankruptcy Court pursuant to chapter 11 of the Bankruptcy Code and administered under case number 98 B 60390 (Murphy, J.).

               1.14. "Claim" means a claim as such term is defined in section 101(5) of the Bankruptcy Code.

               1.15. "Confirmation Date" means the date on which the Bankruptcy Court enters an order confirming, pursuant to section 1129 of the Bankruptcy Code, a Plan proposed for Paragon.

               1.16. "Confirmation Order" means an order of the Bankruptcy Court confirming a Plan pursuant to section 1129 of the Bankruptcy Code.

               1.17. "Contempt Motion" means The Procter & Gamble Company's Motion For A Finding Of Contempt Against Paragon Trade Brands, Inc., dated September 22, 1998, which, by Order dated September 24, 1998, was filed by P&G in the Delaware District Court on January 8, 1999.

               1.18.  "Creditors'  Committee"  means the  Official  Committee of
Unsecured Creditors in the Chapter 11 Case, as appointed by the Office of the United States Trustee for the Northern District of Georgia, Atlanta Division, and reconstituted from time to time.

               1.19.  "Debtor" means Paragon.

               1.20. "Delaware District Court" means the United States District Court for the District of Delaware.

               1.21. "Effective Date" means the first Business Day that the Plan
becomes   effective  in  accordance  with  its  terms  by  the  commencement  of distributions thereunder.

               1.22. "Entity" means an entity as such term is defined in section 101(15) of the Bankruptcy Code (including defined terms used in such section of the Bankruptcy Code).

               1.23. "Estate" means the estate created in the Chapter 11 Case for Paragon by section 541 of the Bankruptcy Code.

               1.24. "Federal Circuit Court" means the United States Court of Appeals for the Federal Circuit.

               1.25. "Final Judgment" shall have the meaning ascribed to such term in the first "WHEREAS" clause of this Settlement Agreement.

               1.26. "Final Order" means an order or judgment of the Bankruptcy Court, as entered on the docket in the Chapter 11 Case, that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek review, rehearing, reargument or certiorari has expired and as to which no appeal or petition for review, rehearing, reargument, stay or certiorari is pending, or as to which any right to appeal or to seek certiorari, review, or rehearing has been waived, or, if an appeal, reargument, petition for review, certiorari or rehearing has been sought, the order or judgment of the Bankruptcy Court that has been affirmed by the highest court to which the order was appealed or from which the reargument, review or rehearing was sought, or certiorari has been denied, and as to which the time to take any further appeal or seek further reargument, review or rehearing has expired; PROVIDED, HOWEVER, that for purposes of this Settlement Agreement, the Bankruptcy Court Approval Order approving this Settlement Agreement and allowing the P&G Allowed Unsecured Claim and the P&G Allowed Administrative Expense Claim (each as defined in Section 2.1 of this Settlement Agreement) shall be deemed a Final Order upon the occurrence of the Effective Date.

               1.27. "Impaired" means impaired within the meaning of section 1124 of the Bankruptcy Code.

               1.28. "Paragon Release" means the general release annexed hereto as Exhibit B.

               1.29. "Parties" means Paragon and P&G, and their respective successors and assigns, collectively.

               1.30. "Plan" means a plan of reorganization for Paragon confirmed by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code in the Chapter 11 Case, as the same may be amended or modified, relying upon and/or incorporating and, INTER ALIA, implementing the terms of this Settlement Agreement.

               1.31.  "Petition Date" means January 6, 1998.

               1.32. "P&G Allowed Claims" shall have the meaning ascribed to such term in Section 2.1 of this Settlement Agreement.

               1.33. "P&G Licenses" means the license agreements annexed hereto as Exhibit A.

               1.34. "P&G Patents" means the patents identified on Exhibit D hereto.

               1.35. "P&G Release" means the general release annexed hereto as Exhibit C.

               1.36. "Rule 59 Denial" means that certain Opinion and Order of the Delaware District Court, both entered August 4, 1998, denying Paragon's Motion for a New Trial or, in the Alternative, for the Court to Alter or Amend Its Judgment pursuant to Federal Rule of Civil Procedure 59.

               1.37.  "Unimpaired"  means not  impaired within  the  meaning  of section 1124 of the Bankruptcy Code.

        2.     ALLOWED AMOUNT AND TREATMENT OF P&G CLAIMS.

               2.1. ALLOWED AMOUNT OF CLAIMS. P&G shall be granted on account of its agreements hereunder and account of, and in full settlement and satisfaction of, the Bankruptcy Claim, two Allowed Claims in the Chapter 11 Case as follows:
(a) an Allowed Claim

(the "P&G Allowed Unsecured Claim") in an amount equal to the sum of (i) one hundred fifty eight million five hundred thousand dollars and zero cents ($158,500,000.00) plus (ii) to the extent permitted in accordance with Section
2.3 of this Settlement Agreement, interest on the principal amount of $158,500,000.00 from April 15, 1999 and through and including the Effective Date; and (b) an Allowed Claim (the "P&G Allowed Administrative Claim" and together with the P&G Allowed Unsecured Claim, the "P&G Allowed Claims")) in an amount equal to the sum of five million dollars and zero cents ($5,000,000.00). For purposes of the preceding clause (a)(ii), interest shall accrue at six percent (6%) on a per annum 365 day year basis.

               2.2. TREATMENT OF THE P&G ALLOWED UNSECURED CLAIM. The P&G Allowed Unsecured Claim shall be treated as a prepetition, general unsecured claim under the Plan. Nothing contained herein shall in any way limit, or be construed to limit, P&G's rights to object to the classification or treatment of the P&G Allowed Unsecured Claim under the Plan; provided, however, that P&G shall not contest the status or priority of the P&G Allowed Unsecured Claim as a prepetition, general unsecured claim.

               2.3. LIMITATION ON THE PAYMENT OF POSTPETITION INTEREST. Notwithstanding anything to the contrary set forth in Section 2.1 of this Settlement Agreement, the P&G Allowed Unsecured Claim shall include interest calculated in accordance with Section 2.1(a)(ii) above only if (a) the Plan provides for the payment of postpetition interest to substantially all holders of Allowed Claims against Paragon that arose or accrued prior to the Petition Date, or (b) Kimberly-Clark Corporation receives interest on its Allowed Claims, if any, against Paragon that arose or accrued prior to the Petition Date.

               2.4. TREATMENT OF THE P&G ALLOWED ADMINISTRATIVE CLAIM. The P&G Allowed Administrative Claim shall be afforded treatment under the Plan as an Administrative Expense Claim in accordance with section 1129(a)(9)(A) of the Bankruptcy Code; PROVIDED, HOWEVER, that if the Effective Date does not occur on or before July 1, 1999, then Paragon shall pay to P&G one million eight hundred thousand dollars and zero cents ($1,800,000.00) of the P&G Allowed Administrative Claim on July 1, 1999.

        3. STAY AND WITHDRAWAL OF THE APPEAL.

               3.1. Upon execution of this Settlement Agreement, Paragon and P&G shall file a joint motion in the Federal Circuit requesting that the Appeal be stayed pending entry of a Final Order approving the Settlement Agreement.

               3.2. As soon as reasonably practicable (but in no event later than five (5) Business Days) after the Bankruptcy Court Approval Order becomes a Final Order, Paragon shall, with P&G's written consent, and with each party to bear its own costs on appeal, withdraw the Appeal with prejudice.

               3.3. Neither Party shall seek to vacate the Final Judgment.

               3.4. As provided in the P&G Licenses, P&G shall waive any and all rights to sue (including, but not limited to, actions to enjoin and/or recover damages from) Paragon from making, having made with the prior written consent of P&G, using, offering for sale or selling Licensed Products (as such term is defined in the P&G Licenses) in the United States or Canada, provided: (a) the P&G Licenses have not been terminated by either Paragon or P&G; (b) Paragon is in full compliance with the material terms of this Settlement Agreement and the Ancillary Agreements and is current in meeting its material obligations to pay the running royalties under the respective P&G Licenses; and (c) Paragon is otherwise in full compliance with the material terms of the respective P&G Licenses. As soon as reasonably practicable (but in no event later than five (5) Business Days) after the date of execution of this Settlement Agreement, Paragon and P&G shall file a joint motion in the Delaware District Court requesting that the Permanent Injunction referenced in the first "WHEREAS" clause hereof be modified for the purpose of permitting Paragon's sale of its products in accordance with the terms of the P&G Licenses.

        4.     STAY AND WITHDRAWAL OF THE CONTEMPT MOTION.

               4.1. Upon execution of this Settlement Agreement, P&G shall file a letter motion in the Delaware District Court requesting that the Contempt Motion be stayed pending entry of a Final Order approving the Settlement Agreement.

               4.2. As soon as reasonably practicable (but in no event later than five (5) Business Days) after the Bankruptcy Court Approval Order becomes a Final Order, P&G shall withdraw the Contempt Motion with prejudice.

        5. DISCONTINUANCE OF CURRENT ULG DIAPER. Paragon shall discontinue its manufacture of the product annexed hereto as Exhibit E (the "ULG Diaper") as soon as commercially reasonable. Commencing January 7, 1999, Paragon shall be required to pay to P&G royalties at the agreed upon rate and in accordance with the terms and conditions set forth in the P&G Licenses.

        6.     LICENSES.

               6.1. Contemporaneously with the execution of this Settlement Agreement, P&G shall execute and deliver to Paragon the P&G Licenses. The provisions of this Section 6 shall be deemed a part of each of the P&G Licenses. The P&G Licenses shall be effective as of January 7, 1999; PROVIDED, THAT, if the Bankruptcy Court Approval Order is not obtained on or before July 31, 1999, then the P&G Licenses shall be terminable by P&G in accordance with the terms set forth therein.

               6.2. P&G represents,  warrants and covenants that the P&G Patents are the only patents owned by P&G in the United States, Canada, Mexico, Brazil, Argentina or China (collectively, including any territories of any of the foregoing, the "Approved Countries"), or as to which P&G has any right to assert or prosecute against an alleged infringer in the Approved Countries, that P&G asserts have been infringed by products of Paragon and/or its Affiliates made, used or sold in the Approved Countries as of the date of execution of this Settlement Agreement. P&G further represents, warrants and covenants that (a) P&G shall not seek to assert or prosecute the P&G Patents or any claims relating to patents or patent applications pending, including continuations and continuations-in-part, owned or assertable by P&G as of the date of execution of this Settlement Agreement, or any reissues or reexaminations of such patents or patent applications (the "Additional P&G Patents"), in the Approved Countries with respect to the manufacture, use or sale of any products by Paragon and/or its Affiliates up to and including the date of execution of this Settlement Agreement, and (b) P&G shall not seek to assert Additional P&G Patents against either Paragon and/or its Affiliates after the date of execution of this Settlement Agreement with respect to the manufacture, use or sale of the product designs attached as exhibits to the P&G Licenses (collectively, the "Approved Products") in any Approved Country in which Paragon or its Affiliates have the right to make, use or sell the Approved Products under the P&G Licenses.
Notwithstanding the foregoing, P&G shall be entitled to assert or prosecute against Paragon and/or its Affiliates (i) claims related to the P&G Patents or the Additional P&G Patents in any Approved Country in which Paragon or its Affiliates do not have the right to make, use or sell the Approved Products under the P&G Licenses with respect to any Approved Products manufactured, used or sold after the date of execution of this Settlement Agreement, (ii) claims related to either the P&G Patents or the Additional P&G Patents in any country or territory not included within the definition of Approved Countries (collectively, the "Non-Approved Countries") with respect to any products of Paragon and/or its Affiliates manufactured, used or sold after the date of execution of this Settlement Agreement, (iii) claims related to patent rights acquired by P&G after the date of execution of this Settlement Agreement (other than the Additional P&G Patents) with respect to any products of Paragon and/or its Affiliates manufactured, used or sold in any country after the date of execution of this Settlement Agreement, or (iv) claims related to either the P&G Patents or the Additional P&G Patents with respect to the manufacture, use or sale by Paragon and/or its Affiliates in any country after the date of execution of this Settlement Agreement of a product design other than the Approved Products unless manufactured, used or sold pursuant to a license from P&G.

               6.3. To the extent that (i) Paragon or its Affiliates make, use or sell any products, including the Approved Products, in any country or territory in which Paragon or its Affiliates do not have the right to make, use or sell such products under the

P&G Licenses or (ii) Paragon or its Affiliates alter the designs of the Approved Products after the date hereof such that P&G believes any of the P&G Patents or the Additional P&G Patents, as the case may be, are infringed, if P&G, at that time, has licensed the patent(s) in question to other Entities, then P&G shall make available to Paragon and/or its Affiliates a license (an "MFL License") on such patent(s) on terms and conditions no less favorable than those P&G licenses. If there is an unresolved dispute between the Parties regarding whether a product infringes a P&G Patent or an Additional P&G Patent, any such dispute shall be handled pursuant to the provisions of Section 8 of this Settlement Agreement. Notwithstanding the foregoing, (a) this Section 6.3 shall not apply to licenses (i) given by P&G in connection with litigation settlements or cross-licenses or (ii) given with respect to patents other than the P&G Patents and the Additional P&G Patents, the rights to which are acquired by P&G after the date hereof, (b) P&G shall not be required to make available an MFL License if the effect of the license would be to allow an Affiliate of Paragon to make, have made, import, use, offer for sale and/or sell licensed products without entering into a mutually agreeable settlement agreement with P&G for any past infringing activity by such Affiliate with respect to the patents to be so licensed.

               6.4. The P&G Licenses shall be personal to Paragon and shall be nontransferable and nonassignable to third parties without the prior written consent of P&G, which consent P&G shall not unreasonably withhold or unreasonably delay. It shall not be unreasonable for P&G to withhold or delay its consent if the effect of the proposed transfer or assignment would be to allow a transferee or assignee to obtain the prospective right to make, import, use, offer for sale or sell Licensed Products without entering into a mutually agreeable settlement agreement for any past infringing activity by the transferee or assignee. In addition, subject to Section 6.3 hereof, the P&G Licenses shall not apply to the manufacture, import, use or sale of Licensed Products by any other business entity acquired by Paragon, by which Paragon is acquired, merged with Paragon, consolidated with Paragon, partnered with Paragon or in any other business arrangement with Paragon after the effective date of this Settlement Agreement without the prior written consent of P&G, which consent P&G shall not unreasonably withhold or unreasonably delay. It shall not be unreasonable for P&G to withhold or delay its consent if the effect of the proposed transaction would be to allow an acquiring, merging or consolidating entity or partner to obtain the prospective right to make, import, use, offer for sale or sell Licensed Products in the United States without entering into a mutually agreeable settlement agreement with P&G for any past infringing activity by the acquiring, merging or consolidating entity or partner with respect to the patents included in the definition of "Licensed Products."

               6.5. If Paragon so elects in writing, Paragon and P&G shall arbitrate the issue of whether any of Paragon's products infringe a valid claim of U.S. Patent No. 4,963,140 (the "Robertson Patent") and/or U.S. Patent No. 4,681,578 (the "Anderson Patent"). The arbitration(s) shall be binding and conducted before a panel of three arbitrators, one of which shall be selected by each of Paragon and P&G and the third of which shall be selected by the other two arbitrators. The arbitration(s) shall be conducted further pursuant to other terms to be agreed upon by the Parties. If the arbitrators find that one or more Paragon products infringe a valid claim of either the Robertson Patent and/or the Anderson Patent, as the case may be, then Paragon shall continue to pay royalties to P&G pursuant to the respective license(s) for such patent(s) for any infringing products manufactured and sold after the execution of this Settlement Agreement. If Paragon prevails in the arbitration(s), it shall not owe royalties under either the Robertson Patent and/or the Anderson Patent, as the case may be, for the products involved in the arbitration(s) manufactured or sold after the arbitration decision. Any P&G Claims under the Robertson Patent or Anderson Patent relating to products made or sold prior to the execution of this Settlement Agreement are compromised as part of the P&G Allowed Claims under Section 2.1 hereof.

        7. ASSUMPTION OF THE VAN TILBERG LICENSE. As part of the procedures seeking the entry of the Bankruptcy Court Approval Order, Paragon shall seek the Bankruptcy Court's approval of Paragon's assumption, under section 365 of the Bankruptcy Code, of the non-exclusive License Agreement, dated April 23, 1997, between Paragon and P&G (the "Van Tilberg License") relating to United States Patent Nos. 4,589,876 (including its Reexamination Certificate B1 4,589,576) and 5,267,992 and Canadian Patent No. 1,232,702 owned by P&G. Paragon and P&G agree that, as of June 30, 1998, the date of the most recent annual accounting for the fiscal year ended December 28, 1997, in accordance with the terms of the Van Tilberg License, Paragon is owed a credit under the Van Tilberg License in an amount equal to $173,005.82 (the "Credit") and that there are no defaults under the Van Tilberg License that are required to be cured pursuant to section 365 of the Bankruptcy Code as of such date. Paragon shall be entitled to apply the Credit until exhausted against royalties becoming due under the Van Tilberg License from and after December 29, 1997, in accordance with the terms of the Van Tilberg License.

        8. FUTURE PATENT DISPUTES. In order to potentially avoid the expense and delay of patent litigation going forward, both for themselves and for their Affiliates, Paragon and P&G agree that before any patent litigation is commenced (including declaratory judgment actions), any patent dispute that may arise following the execution of this Settlement Agreement will be subject to good faith negotiations, including escalation to a high-ranking business executive of each of Paragon and P&G or their respective Affiliate, as the case may be, for resolution; if the dispute remains unresolved after such good faith negotiation and escalation, then the parties will discuss in good faith whether some form of alternative dispute resolution ("ADR") mechanism could be employed. If, after such good faith discussions, either Party rejects ADR in writing, litigation may be commenced. Notwithstanding the foregoing, none of the statements made or actions taken by any Party during good faith negotiations or discussions of ADR may be the basis of a declaratory judgment action.

        9. CLAIMS ASSERTED BY P&G. P&G represents and warrants that (a) it has not filed any proofs of claim in the Chapter 11 Case other than the Bankruptcy Claim, and (b) it has not acquired or transferred or entered into any agreement to acquire or transfer any claims asserted against Paragon in the Chapter 11 Case. P&G represents, warrants and covenants that it (x) has not and will not amend, modify or supplement, or seek to amend, modify or supplement the Bankruptcy Claim, except in a manner consistent with the terms of this Settlement Agreement and (y) shall not acquire any claims asserted against Paragon in the Chapter 11 Case without Paragon's prior written consent. Notwithstanding the foregoing, nothing stated in this Settlement Agreement (i) shall restrict P&G's rights to assert Administrative Expense Claims that (1) P&G could not have, with the exercise of reasonable due diligence, discovered prior to the date of execution of this Settlement Agreement or (2) arise after the date of execution of this Settlement Agreement, or (ii) shall in any way limit, or be construed to limit, the legal effect of any Administrative Expense Claims bar date to be established in the Chapter 11 Case, or any discharge granted to Paragon pursuant to section 1141 of the Bankruptcy Code.

        10.    RELEASES.

               10.1. Contemporaneously with the execution of this Settlement Agreement, Paragon shall execute and hold in escrow the Paragon Release. Paragon shall release and deliver to P&G the Paragon Release as soon as reasonably practicable (but in no event later than five (5) Business Days) after the Bankruptcy Court Approval Order becomes a Final Order.

               10.2. Contemporaneously with the execution of this Settlement Agreement, P&G shall execute and hold in escrow the P&G Release. P&G shall release and deliver to Paragon the P&G Release as soon as reasonably practicable (but in no event later than five (5) Business Days) after the Bankruptcy Court Approval Order becomes a Final Order.

        11. RESTRICTIONS ON TRANSFER OF P&G ALLOWED CLAIMS. P&G shall not sell or otherwise transfer all or any portion of the Bankruptcy Claim or the P&G Allowed Claims for a period of ninety (90) days following the filing of the motion to obtain the Bankruptcy Court Approval Order. Following such ninety (90) day period, P&G shall not sell or otherwise transfer all or any portion of the Bankruptcy Claim or the P&G Allowed Claims to any Entity or Entities unless such Entity or Entities (i) agree(s) to be bound to the terms and conditions of this Settlement

Agreement, and (ii) sign(s) an agreement that specifically provides that Paragon is an intended third party beneficiary of such Entity(ies)' agreement to be so bound to, and subject to the enforcement of, the terms and conditions of this Settlement Agreement. Notwithstanding any assignment or transfer by P&G of all or any portion of the Bankruptcy Claim or the P&G Allowed Claims in accordance with the terms hereof, P&G shall continue to remain bound by each of the provisions of this Settlement Agreement, including, but not limited to, P&G's obligations to execute, deliver and perform its obligations under each of the Ancillary Agreements. In the event that P&G sells or otherwise transfers all or any portion of the Bankruptcy Claim or the P&G Allowed Claims, and notwithstanding any provisions contained herein or in the P&G Licenses to the contrary, the P&G Licenses shall remain in full force and effect notwithstanding the lack of entry of the Bankruptcy Court Approval Order on or before July 31, 1999, or the reversal or modification of such order on appeal.

        12.    EXCLUSIVITY AND PLAN CONFIRMATION.

               12.1. If Paragon complies with its obligations under this Settlement Agreement, P&G shall not oppose any requests by Paragon for extensions of its exclusive periods to file a plan of reorganization and to solicit acceptances thereto (collectively, the "Exclusive Periods") under section 1121 of the Bankruptcy Code through and including May 31, 1999 and July 31, 1999, respectively, as long as it appears reasonably probable that the Effective Date can occur on or before July 31, 1999.

               12.2. Notwithstanding the provisions of section 12.1 hereof, P&G shall have the right to object to (a) any motion filed by Paragon seeking an extension of the Exclusive Periods if Paragon is not diligently pursuing final approval of this Settlement Agreement (including its obligations under Section 22 of this Settlement Agreement), or (b) confirmation of the Plan if the P&G Allowed Claims are not treated in accordance with the terms and conditions of this Settlement Agreement or the Plan does not otherwise comply with section 1129 of the Bankruptcy Code except to the extent such compliance has been waived by P&G with respect to the payment of interest under Section 2.3 of this Settlement Agreement.

        13. AMENDMENT. This Settlement Agreement may not be amended except by an instrument in writing signed by both Parties hereto after prior written notice to counsel to the Creditors' Committee and, if such amendment constitutes a material modification of this Settlement Agreement, approval of the Bankruptcy Court if the Effective Date has not yet occurred.

        14. NOTICES. Any notices or other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) addressed, as follows:

        If to Paragon, to:

        Paragon Trade Brands, Inc.
               180 Technology Parkway
               Norcross, Georgia  30092
               Telephone:  678-969-5000
               Facsimile:  678-969-4959
               Attention:  Chairman of the Board
               Attention:  General Counsel

        with a copy to:

        Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, New York  10019-6099
               Telephone:  212-728-8000
               Facsimile:  212-728-8111
               Attention:  Myron Trepper, Esq.

        Cravath Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019
               Telephone:  212-474-1000
               Facsimile:  212-474-3700
               Attention:  Richard W. Clary, Esq.

        Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia  30309
               Telephone:  404-881-7000
               Facsimile:  404-881-7777
               Attention:  Neal Batson, Esq.

        O'Melveny & Myers LLP
               Citicorp Center
               153 East 53rd Street
               New York, New York  10022
               Telephone:  212-326-2000
               Facsimile:  212-326-2061
               Attention:  Joel B. Zweibel, Esq.



        If to P&G, to:

        The Procter and Gamble Company
               6090 Center Hill Avenue
               Cincinnati, Ohio  45224
               Telephone:  513-634-5142

               Facsimile:  513-634-1927
               Attention:  Patrick D. Lane

        with a copy to:

        Jones, Day, Reavis & Pogue
               North Point
               901 Lakeside Avenue
               Cleveland, Ohio  44114
               Telephone:  216-586-3939
               Facsimile:  216-579-0212
               Attention:  David G. Heiman, Esq.

        O'Melveny & Myers LLP
               Citicorp Center
               153 East 53rd Street
               New York, New York  10022
               Telephone:  212-326-2000
               Facsimile:  212-326-2061
               Attention:  Joel B. Zweibel, Esq.

or such other address as shall be furnished in writing pursuant to these notice provisions by any Party. A notice of change of address shall not be deemed to have been given until received by the addressee.

        15. EFFECT ON LITIGATION. Neither this Settlement Agreement, the Ancillary Agreements, nor any of the terms hereof or thereof, nor any negotiations, documents, pleadings, proceedings or public reports in respect of any of the foregoing, shall constitute or be construed as or be deemed to be evidence of an admission on the part of either Paragon or P&G of any liability or wrong doing whatsoever, or of the truth or untruth of any of the claims made by either Paragon or P&G in their disputes or of the merit or lack of merit of any of the defenses thereto; nor shall this Settlement Agreement (including the Ancillary Agreements), or any of the terms hereof, or any negotiations, documents, pleadings, proceedings or public reports in respect of any of the foregoing, be offered or received in evidence or used or referred to in any proceeding against either Paragon or P&G except with respect to (i) effectuation and enforcement of this Settlement Agreement or the Ancillary Agreements and the discontinuance of the Appeal or the Contempt Motion, or (ii) with respect to proceedings in the Chapter 11 Case to authorize and approve this Settlement Agreement and the execution and delivery hereof, and to confirm the Plan.

        16. HEADINGS. The descriptive headings of the several sections of this Settlement Agreement are inserted for convenience of reference only and do not constitute a part of this Settlement Agreement, nor in any way affect the interpretation of any provisions hereof.

        17. APPLICABLE LAW. This Settlement Agreement shall be governed in all respects, including validity, interpretation and effect, by the Bankruptcy Code and the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

        18. COUNTERPARTS. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        19. ENTIRE SETTLEMENT. This Settlement Agreement (including the other documents referred to herein) (a) constitutes the entire settlement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

        20.    RULES OF CONSTRUCTION.

               20.1. Any term used in this Settlement Agreement that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Settlement Agreement, unless superseded herein.

               20.2. The words "herein", hereof," "hereto," "hereunder" and others of similar import refer to the Settlement Agreement as a whole and not to any particular section, subsection or clause contained in the Settlement Agreement, unless the context requires otherwise.

               20.3. Any reference in this Settlement Agreement to an existing document or exhibit means such document or exhibit as it may be amended, modified or supplemented in writing by the Parties.

               20.4. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

               20.5. In computing any period of time prescribed or allowed by this Settlement Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply.

        21. CONDITIONS. As an express condition precedent to Paragon's obligations under this Settlement Agreement:

               21.1. BANKRUPTCY COURT APPROVAL. A Final Order shall have been entered approving this Settlement Agreement in all respects. In the event the Bankruptcy Court Approval Order does not become a Final Order, the terms of this Settlement Agreement shall not be binding on any of the Parties hereto, except that (a) Section 15 hereof shall remain binding and (b) the P&G Licenses shall continue to be effective and terminable by P&G in accordance with the terms of the P&G Licenses.

               21.2. EXECUTION OF ANCILLARY AGREEMENTS. Paragon and P&G shall execute and deliver each of the Ancillary Agreements annexed hereto.

        22. AGREEMENT TO COOPERATE. As soon as reasonably practicable after the date of execution of this Settlement Agreement, Paragon shall take reasonable good faith steps to promptly obtain the Bankruptcy Court Approval Order (either through the filing of a motion seeking approval of this Settlement Agreement, the confirmation of a Plan embodying the terms of the Settlement Agreement, and/or a combination of the foregoing), and P&G shall take such steps as reasonably requested by Paragon in good faith to obtain entry of the Bankruptcy Court Approval Order.

        23. REQUISITE AUTHORITY. Each of the undersigned Parties represents and warrants that, except as affected by the requirements of the Bankruptcy Code for the approval of this Settlement Agreement, (a) this Settlement Agreement and all other documents executed or to be executed by such Party in accordance with this Settlement Agreement are valid and enforceable in accordance with their terms, (b) such Party has taken all necessary corporate action required to authorize the execution, performance and delivery of this Settlement Agreement and the related documents, and (c) upon this Settlement Agreement being approved by a Final Order of the Bankruptcy Court, it will perform this Settlement Agreement and consummate all of the transactions contemplated hereby.

        24. ANNOUNCEMENTS. All press releases by any Party regarding this Settlement Agreement shall be approved by both Paragon and P&G prior to the issuance thereof; provided that either Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Party prior to making such disclosure and provide such other Party an opportunity to review and comment on the proposed disclosure). Paragon's filing of a motion with the Bankruptcy Court seeking approval of this Settlement Agreement shall not be considered a public announcement requiring P&G's approval for purposes of this Section 24.

        25. CONFIDENTIALITY. Nothing contained in this Settlement Agreement modifies, or is intended to modify, the obligations of P&G or Paragon or their respective employees, advisors and agents under any confidentiality agreements that such Entities have executed.

        26. JURISDICTION. The Bankruptcy Court shall retain exclusive jurisdiction, and the Parties consent to such exclusive jurisdiction, to hear and determine any and all matters, claims or disputes arising from or relating to the interpretation and/or implementation of this Settlement Agreement; PROVIDED, HOWEVER, that the Bankruptcy Court shall not retain jurisdiction following the Effective Date to determine matters, claims and disputes concerning the interpretation and enforcement of the P&G Licenses.

               IN WITNESS WHEREOF, each of the Parties hereto has caused this Settlement Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                            PARAGON TRADE BRANDS, INC.
                                            Debtor and Debtor in Possession



                                            By:  /S/ BOBBY V. ABRAHAM
                                            ----------------------------
                                               Name:  B. V. Abraham
                                               Title: Chairman and Chief
                                                        Executive Officer



                                            THE PROCTER & GAMBLE COMPANY



                                            By:  /S/ MARK D. KETCHUM
                                            -----------------------------
                                               Name:  Mark D. Ketchum
                                               Title: President-Global Baby Care